EXHIBIT 10.29

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is entered into by Flowserve Corporation, Flowserve Management Company and Flowserve US Inc. (collectively referred to as “Flowserve”) and TOM FERGUSON (“Executive”) (collectively, the “Parties”). The Parties desire to enter into this Agreement and a Separation Agreement and Release that amicably resolve the employment relationship between them and any disputes that now or may exist between them concerning Executive's hiring, employment and termination from Flowserve including disputes regarding Executive's compensation or benefits. Accordingly, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree:

1.	End of Employment. Executive's last day of employment with Flowserve shall be December 31, 2012 (“Separation Date”).

a.
Earned Salary and Accrued Vacation. Executive shall receive payment for all earned but unpaid salary and any accrued but unused vacation through the Separation Date. Except as stated in this Agreement or as required by law, all other benefits which relate to Executive's employment with Flowserve shall cease as of the Separation Date.

b.
OSP. Executive's separation from service with Flowserve is not governed by the Flowserve Corporation Amended and Restated Officer Severance Plan (the “Severance Plan”) because his separation from service is due to his “retirement” within the meaning of the Severance Plan, and Executive acknowledges that he is not and shall not be entitled to any benefits under the Severance Plan.

c.
§409A. Executive's separation of employment from Flowserve constitutes a separation from service within the meaning of §409A of the Internal Revenue Code, as amended (“IRC”) and regulations issued thereunder.

2.
Transition Period. Executive shall provide Flowserve a letter, in a form acceptable to Flowserve, resigning Executive's Senior Vice President and President positions and shall execute any and all other documents required by Flowserve to effectuate such resignation. Upon Executive's resignation from the Senior Vice President and President positions, Executive shall serve as a special advisor to Mark Blinn (“Special Advisor”) until the Separation Date.

a.
Salary. Executive shall receive the same base salary, less required withholdings, for the performance of the Special Advisor job duties as he was receiving at the time he tendered his resignation from the Senior Vice President and President positions. Executive's salary shall be paid in accordance with Flowserve's regular payroll procedures.

b.
Special Advisor Duties. From the date that Executive signs this Agreement until the Separation Date (“Transition Period”), Executive shall perform the Special Advisor job duties, as assigned by Flowserve, in a diligent, trustworthy, and business‑like manner. Mark Blinn will provide Executive additional details regarding Executive's duties during the Transition Period.

c.
Policies. During the Transition Period, Executive must act in the best interests of Flowserve at all times, which, includes, but is not limited to: (i) promptly handling all responsibilities Flowserve assigns to Executive from time to time; (ii) not contacting any Flowserve customers, suppliers, agents, agents or joint venture partners without first receiving written permission from Mark Blinn allowing such contact; (iii) not using or disclosing Flowserve's confidential business information and/or trade secrets without first having written permission from Mark Blinn to engage in such conduct; and (iv) not interfering in any way with Flowserve's business, operations, customers or employees or any opportunity available to Flowserve. During the Transition Period, Executive must also comply with Flowserve's policies and procedures as they as may be amended from time to time by Flowserve, including, without limitation, Flowserve's Code of Business Conduct, Insider Trading Policy and Investor Relations Disclosure Policy.

3.
Severance Benefits. In consideration for entering into this Agreement (including the Release in Sections 10 and 11), Executive's compliance with the promises and obligations made in this Agreement, and Executive's promises and obligations related to the Restrictive Covenants Agreement, Flowserve shall provide Executive the following compensation and benefits (collectively, “Severance Benefits”). Severance Benefits are not considered compensation or wages under any retirement or bonus plan. However, all compensation Flowserve pays to Executive under this Agreement or the Separation Agreement and Release are subject to normal payroll withholdings and taxes. Severance Benefits hereunder shall be forfeited, and Executive shall have no right thereto, if Executive revokes this Agreement.

a.
AIP Bonus for 2012. Executive shall remain eligible for a bonus under the Flowserve Corporation's Annual Incentive Plan (“AIP”) for the 2012 performance year. Whether a bonus is issued, and, if so, how much is issued will be dependent on Flowserve's financial performance and the decision of the Organization and Compensation Committee of Flowserve's Board of Directors. The terms and conditions of the AIP control all aspects of whether Executive is eligible to receive a payment or award under the AIP, and the amount and timing of such payment, if any. This Agreement does not alter any of the terms or conditions of the AIP, and this Agreement does not guarantee Executive will receive an AIP bonus for the 2012 performance year. If earned, this AIP bonus, less required withholdings, will be paid in 2013 in accordance with the AIP terms and conditions and Flowserve's normal payroll practices.

b.
Performance Shares & Restricted Stock: All restricted stock awards under Flowserve's Long Term Incentive Plan (“LTIP”) granted to Executive that are scheduled to vest in 2012 will vest in accordance with the applicable stock award agreement. Executive forfeits all other restricted stock awards under Flowserve's LTIP and the Flowserve Equity and Incentive Compensation Plan that have not vested prior to the Separation Date, including, without limitation, the 10,000 restricted shares granted to Executive on February 18, 2010 (“10,000 Restricted Shares”). Contemporaneously with Executive's signing of this Agreement, Executive shall sign the revised Restricted Stock Agreement for the 10,000 Restricted Shares and shall release all claims to that stock. Executive is entitled to remain eligible to vest in the 4,820 unvested performance shares granted to Executive on February 18, 2010. This includes any corresponding shares purchased through automatic reinvestment of the dividends derived from those performance shares. Whether the performance shares (including the corresponding shares purchased through automatic dividend reinvestment) vest, and, if so, how many of the performance shares vest, is contingent upon Flowserve's financial performance and the determination of the Organization and Compensation Committee of Flowserve's Board of Directors, as the administrator of the LTIP, and shall be governed and subject to the terms of the LTIP. All other performance shares granted to Executive that have not vested as of the Separation Date will expire. Nothing in this Agreement automatically entitles Executive to any stock, restricted stock, performance shares, dividends or payment in lieu of stock.

c.	Stock Options. For informational purposes only, Executive is reminded that he must exercise any vested stock options within 90 days of the Separation Date or such options shall be forever forfeited.

d.
Eligibility for Severance Benefits. To receive the severance benefits described in Section 2 of this Agreement: (i) Executive must sign this Agreement and return the signed copy to Flowserve; (ii) Executive and his immediate family, as discussed in Section 15 of this Agreement, must comply with all provisions of this Agreement and all provisions of the Separation Agreement and Release; (iii) Executive must sign the Separation Agreement and Release and return the signed copy to Flowserve; (v) Executive must not revoke all or any portion of this Agreement or the Separation Agreement and Release; and (vi) Executive must comply with the Restrictive Covenants Agreement (defined below).

e.
COBRA. After the Separation Date, Executive may continue applicable medical and/or dental benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or elect to obtain retiree medical benefits as provided in, and subject to the terms and conditions of, Flowserve's applicable medical coverage plan. Flowserve or its delegate will provide Executive information regarding the election of COBRA at Executive's home address. Executive is solely responsible for the entire COBRA premium.

4.
Separation Agreement and Release. Flowserve shall pay Executive Separation Pay described in the Separation Agreement and Release, attached as Exhibit “B”, pursuant to the terms and conditions in the Separation Agreement and Release; provided that Executive signs the Separation Agreement and Release after his Separation Date but before January 7, 2013. THE SEPARATION AGREEMENT AND RELEASE MAY NOT BE SIGNED BEFORE THE SEPARATION DATE. Executive may sign and return the Separation Agreement and Release at any time between January 1, 2013 and January 7, 2013. If Executive has not signed and returned the Separation Agreement and Release by the close of normal business on January 7, 2013, or if Executive revokes the Separation Agreement and Release, the offers, terms and conditions described in the Separation Agreement and Release shall be withdrawn and void.

5.
Executive's Participation in Company Benefit Plans. After the Separation Date, except as specified in this Agreement, Executive shall not be entitled to any additional payments or benefits under any benefit plan or bonus or incentive program established by Flowserve. Any vested benefit held by Executive in the Flowserve Corporation Retirement Savings Plan and/or the Flowserve Corporation Pension Plan, and any other plans in which Executive participates (collectively, the “Retirement Plans”), shall be distributed in accordance with the participant's direction and the terms of the appropriate plan and applicable law. Flowserve will separately provide Executive at Executive's home address, information necessary and as required by law to facilitate the distribution or rollover of Executive's vested benefits, if any, from the Retirement Plans.

6.
Restrictive Covenants Agreement. Executive and Flowserve entered into a Restrictive Covenants Agreement dated March 12, 2009, a copy of which is attached as Exhibit “A,” and which is incorporated into this Agreement for all purposes (“Restrictive Covenants Agreement”). Flowserve and Executive agree that the Restrictive Covenants Agreement is in full force and effect. Executive understands that he must comply with all provisions in the Restrictive Covenants Agreement and that Flowserve shall enforce the restrictive covenants contained in the Restrictive Covenants Agreement. Executive agrees and understands that Flowserve provided Executive Confidential Information (as defined in the Restrictive Covenants Agreement). The Parties understand and agree that the Non-Competition Period applies to all of the restrictive covenants in the Restrictive Covenants Agreement, including non-competition, non-solicitation of customers and non-recruitment of employees.

7.
Cooperation. Executive agrees to cooperate fully with Flowserve regarding the transition of Executive's job duties as requested by Flowserve. Executive also agrees that after the Separation Date Executive shall be available to answer any questions regarding Executive's job and job duties. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to Flowserve in connection with any investigation, claim or suit, and cooperating with Flowserve regarding any litigation, claims or other disputed items involving Flowserve that relate to matters within the knowledge or responsibility of Executive during Executive's employment. Specifically, Executive agrees (i) to meet with Flowserve's representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide Flowserve with immediate notice of contact or subpoena by any non-governmental adverse party (known to Executive to be adverse to Flowserve or its interests); and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party's representatives.

8.	Executive's Breach of Agreement. In the event Executive breaches any portion of this Agreement or the Restrictive Covenants Agreement, then:

a.
Flowserve may, at its sole discretion, terminate this Agreement. If Flowserve terminates this Agreement pursuant to this Section, the following provisions survive and continue in full effect, unless specifically identified by Flowserve in writing as being terminated: Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 23, 24, 26 and 27;

b.	Flowserve shall cease paying or providing Executive, and Executive shall not be entitled to receive any further, Severance Benefits; and

c.
Flowserve may recover, at its sole discretion, all of the Severance Benefits already paid or provided to Executive (except for the sum of $1,000) as well as any attorney's fees Flowserve incurs in such recovery and all other relief to which Flowserve is entitled.

9.
Return of Flowserve Property. Executive may retain his current work computer, Blackberry and cell phone number through the Transition Period and after the Separation Date. Executive will return all other Flowserve equipment and property after the Separation Date, unless requested earlier by Flowserve. Flowserve's equipment and property includes, but is not limited to, computer software, computer access codes, computers (other the Executive's current work computer), personal data assistants, electronic equipment, Blackberries (other than Executive's current Blackberry), iPad, cell phones, company credit cards, keys, access cards, and all original and copies of notes, documents, files or programs stored electronically or otherwise, that relate or refer to Flowserve, its customers, its financial statements, its business contacts, or sales.

10.
Release. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Flowserve and any of its parents, predecessors, successors, assigns, subsidiaries, affiliates or related companies and organizations, and former or current officers, directors, shareholders, employees, attorneys, and agents, (collectively referred to throughout the remainder of this Agreement as “Flowserve”), from any and all claims, controversies, allegations, matters, disputes, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorney's fees) of any kind whatsoever, known or unknown, asserted and unasserted, Executive has or may have against Flowserve as of the date of execution of this Agreement, including but not limited to those arising out of, or based upon:

a.	Executive's hiring, employment or termination of employment with Flowserve, or arising out of any act committed or omitted during or after the existence of such employment relationship, including, but not limited to, any disputes regarding compensation, benefits or bonuses Executive may or may not have received during employment with Flowserve, specifically including but not limited to any AIP or AIP Equivalent award or amount;

b.
Any federal, state or local law, rule or ordinance relating to any aspect of Executive's employment relationship with Flowserve, including, but not limited to, discrimination, wages, hours worked, benefits, leave from employment due to illness or injury for Executive or Executive's family, claims for wrongful discharge, retaliation, fraud, breach of express or implied contract or implied covenant of good faith and fair dealing, and all other laws and regulations of any kind, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; §§ 1981 through 1988 of Title 42 of the United States Code; the Fair Labor Standards Act; the Lilly Ledbetter Fair Pay Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967; the Older Worker Benefit Protection Act; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002, the Genetic Information and Nondiscrimination Act; the Employment Non-Discrimination Act; the National Labor Relations Act; the Labor Management Relations Act; the Texas Payday Law; the Texas Labor Code; the Texas Commission on Human Rights Act or Chapter 21;or as any of these laws are amended. Furthermore, Executive agrees and hereby relinquishes any right to re-employment with Flowserve;

c.	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance of any kind;

d.	Any public policy, contract, tort, constitutional or common law claim, or claim for damages due to emotional distress or mental anguish; or

e.	Any claim for costs, fees, or other expenses including attorneys' fees incurred in connection with the subject matter of this Agreement; however,

f.
Notwithstanding any other provision in this Agreement, Executive does not waive or release: Executive's right to enforce the terms of this Agreement; Executive's right to file a Charge of Discrimination with the EEOC or similar state agency; or claims that may arise after the expiration of the Revocation Period in Section 23;

11.
Release of Age Claims. By signing this Agreement, Executive is expressly waiving and fully releasing any claim that relates to age discrimination, the Age Discrimination in Employment Act, and the Older Workers' Benefits Protection Act, for any claim that may have arisen prior to the date of signature of this Agreement. Accordingly,

a.	Executive acknowledges and agrees that Executive has read and understands the terms of this Agreement;

b.
Executive is encouraged to consult with an attorney before executing this Agreement, Executive has obtained and considered such legal counsel as Executive deems necessary, and Executive enters into this Agreement freely, knowingly, and voluntarily; and

c.	Executive acknowledges that Executive has been given at least twenty one (21) days in which to consider whether or not to enter into this Agreement.

Notwithstanding any other provision in this Agreement, this Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act or Older Workers' Benefits Protection Act that arise after the execution of this Agreement.

12.
Later Discovered Facts. Executive may later discover facts different from or in addition to those Executive now knows or believes to be true regarding the matters released or described in this Agreement, and even so Executive agrees that the releases and agreements contained in this Agreement remain effective in all respects notwithstanding any later discovery of any different or additional facts. Executive assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to Executive relating thereto.

13.    Executive Affirmations. Executive affirms that:

a.
Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, AIP awards, meal and/or rest breaks, commissions, and/or benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, breaks, commissions and/or benefits are due to Executive, except as specifically provided in this Agreement;

b.	Executive has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act, or any other family or medical leave;

c.	Executive is not aware of any claim against or involving Flowserve, and is not aware of any violation of any law by Flowserve, including any securities laws.

d.
At all times during Executive's employment with Flowserve, such employment is and was “at-will,” unless Executive's employment is specifically described as something other than “at-will” as evidenced by a written document signed by a Flowserve representative with authority, such as a contract for employment.

14.
Maintaining Confidential Information. Executive agrees that Executive will not disclose in any way business information maintained in confidence by Flowserve, such as, but not limited to, financial information, business plans, strategic plans and marketing strategies or any trade secrets of Flowserve, except as required by law or judicial process, or otherwise knowingly make any use thereof. This includes, without limitation, business information, such as contracts, customers, suppliers, partners, joint venturers, and the like. Executive also may not disclose or release any information which is, or is alleged or could be alleged by any governmental agency to be, a violation of Regulation FD of the Securities and Exchange Commission.

15.
Non-Disparagement. Executive agrees that neither Executive nor Executive's immediate family shall, directly or indirectly, make, disclose, communicate or publish any negative, defamatory, libelous, critical or disparaging statements, whether verbal or in writing, concerning Flowserve, or any of its existing or former executives, officers, directors, subsidiaries, employees, affiliates, customers or clients, products, operations, technology, proprietary or technical information, strategies or business whatsoever or cause others to disclose, communicate, or publish any disparaging information concerning any of the same except as required by court order or provided by law (provided Executive has provided Flowserve with advance notice). Flowserve agrees that Flowserve's current officers will not make any defamatory, libelous or disparaging statements, whether verbal or in writing, concerning Executive or Executive's work, except as required by court order or provided by law (provided Flowserve has provided Executive with advance notice).

16.
Insider Trading. Executive shall comply at all times with Flowserve's Media and Investor Relations Disclosure Policy and Insider Trading Policy, as may be amended from time to time by Flowserve, including without limitation, the provisions of such policies relating to compliance with Regulation FD and the treatment of material non-public information by Flowserve insiders under the U.S. federal security laws.

17.	No Admission of Wrongdoing. This Agreement is not in any way an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.

18.
Voluntary Execution of the Agreement. Executive and Flowserve represent and agree that they have had an opportunity to review all aspects of this Agreement, and that they fully understand all the provisions of the Agreement and are voluntarily entering into the Agreement. Executive further represents that Executive has not transferred or assigned to any person or entity any claim involving Flowserve or any portion thereof or interest therein.

19.
Confidentiality. Executive agrees to keep confidential the existence of and the specific terms of this Agreement and will not disclose same to any person except Executive's financial, tax and legal advisors. Before sharing the Agreement or its terms with Executive's financial, tax and legal advisors, Executive agrees to provide them notice of this confidentiality requirement. If Executive or Flowserve is required to disclose the Agreement to others by legal process, Executive will, to the extent practical under the circumstance, first give notice to Flowserve in order that Flowserve may have an opportunity to seek a protective order. Executive will cooperate with Flowserve should it decide to seek a protective order.

20.	Binding Effect. This Agreement is binding upon Flowserve and upon Executive and Executive's heirs, administrators, representatives, executors, successors and assigns.

21.
Enforceability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and such provisions remain in full force and effect.

22.
Entire Agreement. This Agreement, including attachment A, sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Executive's employment with Flowserve, the subject matter of this Agreement or any other term or condition of the relationship between Flowserve and Executive. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement fully supersedes any and all prior oral or written agreements, understandings, promises, representations or inducements between the Flowserve and Executive pertaining to the subject matter of this Agreement. Further, Executive represents and acknowledges that in executing this Agreement, Employee is not relying on, and has not relied on, any prior oral or written agreements, understandings, promises, inducements, or representations by Flowserve, except as expressly contained in this Agreement, and Executive expressly disclaims any reliance on any prior oral or written agreements, understandings, promises, inducements, or representations in entering into this Agreement.

23.
Time to Consider and Right to Review by Counsel. Executive received this Agreement on January 10, 2012. The deadline for Executive's signature and return of this Agreement is January 31, 2012. Accordingly, Executive may sign and return the Agreement at any time between January 10, 2012 and January 31, 2012. If Executive has not signed and returned the Agreement by the close of normal business on January 31, 2012, the offers, terms and conditions described in this Agreement are withdrawn and void. Executive acknowledges he has had at least twenty one (21) days to consider this Agreement prior to signing. Executive's employment ends on the Separation Date regardless of whether Executive has signed this Agreement. Executive affirms Executive has been given a sufficient period of time to review and consider this Agreement, and encouraged to consult with an attorney of Executive's choosing, before signing this Agreement. Executive understands that whether or not to consult with an attorney is Executive's decision.

24.
Executive's Right to Revoke the Agreement. Executive may revoke this Agreement at any time up to seven (7) days after signing (“Revocation Period”). This Agreement does not become effective or enforceable until the Revocation Period has expired. If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday, then the Revocation Period does not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If Executive fails to timely revoke this Agreement, this Agreement becomes effective upon the expiration of the Revocation Period.

25.    Notices. All notices and other communications will be in writing.

If to Executive:	If to Flowserve:
Tom Ferguson 6909 Peters Path Colleyville, TX 76034	Ron Shuff General Counsel Flowserve Corporation 5215 North O'Connor Blvd., Suite 2300 Irving, Texas 75039

A Party may send any notice or other communication to the other at the address above by any normal means (e.g., personal delivery, courier, messenger service, fax, ordinary mail or electronic mail), but the notice or communication is not deemed to be delivered until it is actually received by the intended recipient. A notice or other communication is deemed to be delivered three days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient to the address listed above. A party can change the address to which notices and other communications are to be delivered by giving the other party notice.

26.	Governing Law. This Agreement shall be governed by the laws of the State of Texas without reference to its choice of law rules.

27.
Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile) shall be deemed an original and all of which together shall constitute one and the same instrument.

28.
Section 409A. Flowserve intends that all of the severance benefits provided to Executive as described in this Agreement will either comply with or be exempt from the requirements of §409A of the IRC. However, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of Flowserve that the severance benefits are, or will be found to be, exempt from or compliant with the requirements of §409A of the IRC. Executive is solely responsible for determining the tax consequences to Executive of any and all payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under §409A of the IRC.

PLEASE READ CAREFULLY - THIS AGREEMENT INCLUDES A RELEASE OF ALL LEGAL CLAIMS, INCLUDING CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT

S I G N A T U R E S

By Executive:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT I AM RELEASING CLAIMS AGAINST FLOWSERVE, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ Tom Ferguson                        1/25/2012
TOM FERGUSON                        Date

On Behalf of Flowserve:

BY: /s/ Mark Dailey                        2/1/2012
Signature                        Date

SVP and Chief Administrative Officer